EXHIBIT 1.1

                               E S T A T U T O S
                               CAPITULO PRIMERO
    DENOMINACION, OBJETO, DOMICILIO, DURACION Y NACIONALIDAD DE LA SOCIEDAD

CLAUSULA PRIMERA:- La Sociedad se denominara "VITRO", S.A. de C.V., seguida de las palabras Sociedad Anonima de Capital Variable o de la abreviatura S.A. de C.V.

CLAUSULA SEGUNDA:- La Sociedad tendra por objeto: a).- Suscribir, enajenar o adquirir acciones, bonos, obligaciones, certificados, pagares, titulos opcionales y demas titulos valores y documentos emitidos en serie o en masa, y en general, realizar con ellos todas las operaciones permitidas por la Ley.
b).- Adquirir o colocar las acciones representativas de su capital social, conforme a las disposiciones legales aplicables y a las politicas y acuerdos emitidos por el Consejo de Administracion, a traves de la Bolsa Mexicana de Valores, S.A. de C.V., o de cualquier otra Bolsa en que coticen. c).- Celebrar toda clase de contratos y operaciones civiles, mercantiles, de credito y financieros, incluyendo operaciones de derivados, reporto y fideicomiso, en los terminos de la ley. d).- Celebrar toda clase de contratos de mutuo o prestamo y avalar o garantizar en cualquier forma, a traves de garantias reales o personales o como fiadora u obligada solidaria, el cumplimiento de las obligaciones o instrumentos de credito a cargo de sus subsidiarias, afiliadas o asociadas o, con la autorizacion del Consejo de Administracion, de cualquier otra persona. e).- Girar, aceptar, endosar y avalar titulos de credito suscritos por cuenta propia, de sus subsidiarias, asociadas o afiliadas o con la autorizacion del Consejo de Administracion, de cualquier otra persona. f).- Prestar toda clase de servicios y efectuar estudios de promocion, ampliacion y reestructuracion de sus subsidiarias, asociadas o afiliadas. g).- Adquirir, enajenar y arrendar aquellos bienes muebles, inmuebles o derechos reales y personales que sean necesarios para la operacion de la Sociedad, sus subsidiarias, asociadas o afiliadas. h).- En general, celebrar contratos, realizar las operaciones y efectuar los actos que sean necesarios o convenientes para la realizacion de sus objetivos fundamentales.

CLAUSULA TERCERA:- El domicilio de la Sociedad es San Pedro Garza Garcia, N.L., y no se entendera cambiado, aun cuando la Compania establezca agencias o sucursales en otros lugares de la Republica Mexicana o del extranjero.

CLAUSULA CUARTA:- La duracion de la Sociedad sera indefinida.

CLAUSULA QUINTA:- La Sociedad es de Nacionalidad Mexicana: "Ninguna persona extranjera, fisica o moral, podra tener participacion social alguna o ser propietaria de acciones de la Sociedad. Si por algun motivo, alguna de las personas mencionadas anteriormente, por cualquier evento llegara a adquirir una participacion social o a ser propietaria de una o mas acciones, contraviniendo asi lo establecido en el parrafo que antecede, se conviene desde ahora en que dicha adquisicion sera nula, y por tanto, cancelada y sin ningun valor la participacion social de que se trate y los titulos que la


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representen, teniendose por reducido el capital social en una cantidad igual al valor de la participacion cancelada.

CAPITULO SEGUNDO
DEL CAPITAL Y DE LAS ACCIONES

CLAUSULA SEXTA:- El capital social es variable. El capital minimo no sujeto a retiro es la cantidad de $324'000,000.00 (Trescientos Veinticuatro
Millones de Pesos 00/100 Moneda Nacional) representado por 324'000,000 de acciones.

La parte variable del capital social no podra exceder de 10 (diez) veces el importe de la parte minima fija sin derecho a retiro. Las acciones seran ordinarias, nominativas, liberadas y sin expresion de valor nominal. Las partes fija y variable del capital social estaran representados por una sola serie de acciones ordinarias denominada Serie "A". De conformidad con el articulo 125 fraccion IV de la Ley General de Sociedades Mercantiles, los titulos de las acciones no expresaran el importe del capital social.

Mediante acuerdo de la Asamblea General Extraordinaria de Accionistas, la Sociedad podra emitir nuevas series de acciones, como acciones preferentes, de goce, de voto y otros derechos corporativos limitados y/o cualquiera otras autorizadas por la ley.

En tanto las acciones representativas del capital social se encuentren inscritas en la Seccion de Valores del Registro Nacional de Valores e Intermediarios, las Subsidiarias de esta Sociedad no deberan directa o indirectamente invertir en el capital social de la Sociedad, ni de ninguna otra sociedad respecto de la cual esta Sociedad sea su subsidiaria, salvo en los casos permitidos por las Leyes y disposiciones que al efecto se emitan.

Para el evento de cancelacion de la inscripcion de sus acciones en la Seccion de Valores del Registro Nacional de Valores e Intermediarios, ya sea por solicitud de la propia Sociedad o por resolucion adoptada por la Comision Nacional Bancaria y de Valores en los terminos de ley, los accionistas que sean titulares de la mayoria de las acciones ordinarias o tengan la posibilidad, bajo cualquier titulo, de imponer decisiones en las asambleas generales de accionistas o de nombrar a la mayoria de los miembros del consejo de administracion de la Sociedad asumen la obligacion de hacer oferta publica de compra, previamente a la cancelacion.

Asimismo y en el evento de que una vez realizada la oferta publica de compra y previa a la cancelacion de la Inscripcion en el Registro, los accionistas mencionados en parrafo anterior no logren adquirir el 100% (cien por ciento) del capital social pagado, asumen igualmente la obligacion de afectar en un fideicomiso por un periodo minimo de 6 (seis meses), los recursos necesarios para comprar al mismo precio de la oferta las acciones de los inversionistas que no acudieron a esta.

El procedimiento de cancelacion de acciones debera realizarse de conformidad con las disposiciones legales aplicables.


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Toda transmision de acciones a favor de persona alguna o conjunto de personas actuando en forma concertada, que llegue a acumular en una o varias transacciones mas del 9.9% (nueve punto nueve por ciento) del total de las acciones en circulacion, estara sujeto a la autorizacion del Consejo de Administracion.

CLAUSULA SEPTIMA:- En tanto las acciones representativas del capital de la Sociedad se encuentren inscritas en la Seccion de Valores del Registro Nacional de Valores e Intermediarios la Sociedad, previa autorizacion expresa de la Comision Nacional Bancaria y de Valores, y sin que para ello resulte aplicable lo dispuesto por el articulo 198 de la Ley General de Sociedades Mercantiles, podra emitir acciones sin derecho a voto, al igual que con la limitante de otros derechos corporativos, asi como acciones de voto restringido distintas a las que preve el articulo 113 de la mencionada Ley, con las caracteristicas que apruebe la Asamblea de Accionistas que resuelva su emision. La emision de acciones distintas a las ordinarias no debera exceder del 25% (veinticinco por ciento) del capital social que se coloque entre el publico inversionista, del total de acciones que se encuentren colocadas en el mismo. No obstante lo anterior, la Comision Nacional Bancaria y de Valores podra ampliar el limite senalado hasta por un 25% (veinticinco) adicional, siempre que este ultimo porcentaje este representado por acciones sin derecho a voto, con la limitante de otros derechos corporativos o por acciones de voto restringido, que en todo caso, deberan ser convertibles en acciones ordinarias en un plazo no mayor a cinco anos, contado a partir de su colocacion. Las acciones sin derecho a voto no se computaran para efectos de determinar el quorum de las Asambleas de Accionistas, en tanto que las acciones de voto restringido o limitado unicamente se computaran para determinar el quorum y tomar las resoluciones en las Asambleas de Accionistas a las que deban ser convocados sus tenedores para ejercer el derecho de voto.

Toda minoria de tenedores de acciones de voto restringido distintas a las que preve el Articulo 113 de la Ley General de Sociedades Mercantiles o de voto limitado a que alude dicho precepto que represente cuando menos un 10% (diez por ciento) del capital social, tendra el derecho de designar, por lo menos, a un Consejero y su respectivo suplente; a falta de esta designacion de minorias, los tenedores de dicha clase de acciones gozaran el derecho de nombrar a por lo menos dos Consejeros y sus suplentes. En el segundo caso, las designaciones, asi como las substituciones y revocaciones de los Consejeros seran acordadas en Asamblea Especial.

CLAUSULA OCTAVA:- En los terminos de lo dispuesto por el articulo 14 Bis 3 de la Ley del Mercado de Valores, la Sociedad podra adquirir las acciones representativas de su capital social, a traves de la Bolsa de Valores, al precio corriente en el mercado, sin que sea aplicable la prohibicion establecida en el primer parrafo del articulo 134 de la Ley General de Sociedades Mercantiles, siempre que la compra de acciones se realice con cargo al capital contable en tanto dichas acciones pertenezcan a la propia sociedad o, en su caso, al capital social en el evento de que se resuelva convertirlas en acciones de tesoreria, en cuyo supuesto no se requerira de resolucion de Asamblea de Accionistas, ni del Consejo de Administracion.

Correspondera a la Asamblea General Ordinaria de Accionistas senalar expresamente, para cada ejercicio, el monto maximo de recursos que podra destinarse a la compra de acciones


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propias, con la unica limitante de que la sumatoria de los recursos que puedan destinarse a ese fin, en ningun caso exceda el saldo total de las utilidades netas de la Sociedad, incluyendo las retenidas.

No se requiere autorizacion del Consejo de Administracion para la compra o venta de acciones propias, sin embargo, dicho organo tendra la facultad de proponer a la Asamblea General Ordinaria de Accionistas, para cada ejercicio, el monto maximo de recursos que se destinen a ese fin.

Asimismo el Consejo de Administracion debera designar a la o las personas responsables del manejo de los recursos para la adquisicion y colocacion de acciones propias, ajustandose en todo caso a las politicas de adquisicion y colocacion de acciones propias previamente aprobada por el Consejo de Administracion, asi como los acuerdos del Consejo en base a los cuales se instruya la compra y colocacion de dichas acciones.

En tanto las acciones pertenezcan a la sociedad, no podran ser representadas en Asambleas de Accionistas de cualquier clase.

Las acciones propias que pertenezcan a la sociedad, o en su caso, las acciones de tesoreria a que se refiere esta clausula, sin perjuicio de lo establecido por la Ley General de Sociedades Mercantiles, podran ser colocadas entre el publico inversionista, sin que para este ultimo caso, el aumento de capital social correspondiente, requiera resolucion de Asamblea de Accionistas de ninguna clase, ni del acuerdo del Consejo de administracion tratandose de su colocacion.

En caso de que las acciones representativas del capital social por cualquier motivo dejaren de estar inscritas en la Seccion de Valores del Registro Nacional de Valores e Intermediarios, no sera aplicable lo previsto en el presente articulo, debiendo la Sociedad estarse en lo relativo a la adquisicion de acciones propias, a lo que dispone el articulo 134 de la Ley General de Sociedades Mercantiles y, para el caso de amortizacion de acciones con utilidades repartibles, la Sociedad debera ajustarse a lo previsto por el articulo 136 del mencionado ordenamiento legal.

CLAUSULA NOVENA:- Para los aumentos y disminuciones del capital social se observaran, con las salvedades previstas en la clausula anterior, las siguientes reglas:- I.- Tratandose de aumentos o disminuciones del capital social minimo fijo, la resolucion sera tomada por acuerdo de la Asamblea General Extraordinaria de Accionistas, con la consecuente reforma estatutaria. Dichas Asambleas deberan, en todo caso, protocolizarse ante Notario Publico e inscribirse en el Registro de Comercio del domicilio social. II.- Si el aumento o disminucion del capital social fuere de la parte variable del mismo, el aumento o disminucion podra ser acordado por Asamblea General Ordinaria de Accionistas, debiendo protocolizarse el Acta que se levante con motivo de la Asamblea que resuelve dicho aumento o disminucion, sin que resulte necesario inscribir dicho acuerdo en el Registro de Comercio del domicilio social. No obstante lo anterior, no se requiere acuerdo de la Asamblea General Ordinaria de Accionistas cuando los accionistas ejerzan su derecho de retiro, o cuando se trate de los aumentos o disminuciones a que hace referencia el articulo 14 Bis 3, fraccion I de la Ley del Mercado de Valores. III.- En ningun caso podra decretarse


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aumentos de capital sin que antes se hubieren suscrito y pagado en su integridad las acciones que representen el ultimo aumento acordado.- Las Asambleas Generales de Accionistas que autoricen los incrementos de capital, determinaran igualmente los terminos y condiciones para llevarlos a cabo.

El capital social podra incrementarse mediante aportaciones posteriores de los accionistas, la capitalizacion de las partidas a que se refiere el articulo 116 de la Ley General de Sociedades Mercantiles, o la capitalizacion de cuentas del pasivo de la Sociedad. En el caso de incrementos de capital como consecuencia de capitalizacion de partidas de capital contable, todas las acciones en circulacion tendran derecho a la parte proporcional que les corresponda de las acciones que se emitan para amparar el aumento.

Los Accionistas tendran el derecho preferente para suscribir las acciones que se emitan como consecuencia de los aumentos de capital social que sean decretados, en proporcion al numero de acciones de que sean titulares, debiendo ejercer dicho derecho de preferencia dentro de un plazo de quince dias siguientes a la fecha de la publicacion en el periodico oficial del domicilio social, del acuerdo de la Asamblea que decrete el aumento. Sin embargo, si en la Asamblea que hubiere decretado el aumento hubieren estado representadas la totalidad de las acciones que integran el capital social, dicho plazo de quince dias empezara a correr y a contarse a partir de la fecha de celebracion de la Asamblea, y los Accionistas se consideraran notificados del acuerdo en ese momento, por lo que no sera necesaria su publicacion. Respecto a las acciones de las cuales los Accionistas no ejercieren su derecho de preferencia de suscripcion dentro del termino senalado en el presente parrafo, el Consejo de Administracion tendra la facultad de determinar a la persona o personas a quienes las acciones no suscritas deberan ser ofrecidas para su suscripcion y pago.

El capital social podra reducirse en los siguientes casos: (I).- Para absorber perdidas, (II).- Por reembolso a los accionistas; (III).- Para amortizar acciones con utilidades repartibles; (IV).- Por liberacion concedida a los accionistas de exhibiciones no realizadas; (V).- Por el ejercicio del derecho de retiro, por lo que se refiere a la porcion variable del capital, o por el ejercicio del derecho de separacion; y (VI).- Por la compra de acciones de la Sociedad con cargo al capital social, en los terminos de la clausula octava de estos estatutos.

Las reducciones del capital social para absorber perdidas, se llevaran a cabo, en forma estrictamente proporcional entre los accionistas, sin necesidad de cancelar y canjear las acciones en circulacion, en virtud de que estas carecen de valor nominal.

En caso de reducciones del capital social mediante reembolso a los Accionistas, la designacion de las acciones que hayan de cancelarse se hara por sorteo ante Notario Publico o Corredor titulado. Los acuerdos de reduccion de capital mediante reembolso a los accionistas, deberan publicarse por tres veces en el Periodico Oficial del domicilio social, con intervalos de diez dias.

El capital podra disminuirse mediante la amortizacion de acciones con utilidades repartibles en los terminos de lo previsto por el articulo 136 de la Ley General de Sociedades Mercantiles. La amortizacion se realizara en estos casos, a eleccion de la Asamblea General


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Extraordinaria de Accionistas mediante:- (I) la adquisicion de acciones correspondientes en oferta publica que se efectue en bolsa de valores, al precio y conforme al metodo que al efecto determine la Asamblea, la cual podra delegar dichas facultades en el Consejo de Administracion; (II) en forma proporcional entre todos los Accionistas a efecto de que, despues de realizada la amortizacion, los Accionistas mantengan los mismos porcentajes respecto del capital social que antes mantenian. Las acciones amortizadas quedaran canceladas y el capital reducido de acuerdo a lo previsto en esta clausula.

La reduccion del capital social, efectuada mediante liberacion concedida a los socios de exhibiciones no realizadas, se publicara por tres veces en el periodico oficial en la entidad federativa en la que tenga su domicilio la Sociedad, con intervalos de diez dias.

Para el caso de reducciones de capital como consecuencia de que cualquier Accionista Propietario de acciones representativas de la parte variable del capital social deseare ejercer su derecho de retirar total o parcialmente su aportacion representada por las acciones de que es tenedor, la reduccion de capital se efectuara con estricto apego a lo ordenado por los articulos 220 y 221 de la Ley General de Sociedades Mercantiles, y ademas reembolsando la accion o acciones de que se trate al valor que resulte mas bajo entre: (I) el noventa y cinco por ciento del valor de cotizacion en bolsa, obtenido del precio promedio ponderado por volumen de operaciones que se hayan efectuado durante los ultimos treinta dias en que hayan cotizado las acciones de la Sociedad, previos a la fecha en que deba surtir efectos el retiro, durante un periodo que no podra ser superior a seis meses, o bien (II) el valor contable de las acciones de acuerdo al balance general correspondiente al cierre del ejercicio inmediato anterior a aquel en que la separacion deba surtir sus efectos, previamente aprobado por la Asamblea General Ordinaria de Accionistas.

En caso de que el numero de dias en que se hayan negociado las acciones durante el periodo senalado en el parrafo anterior sea inferior a treinta, se tomaran los dias que efectivamente se hubieren negociado. En el evento de que las acciones no se negocien en dicho periodo, se tomara el valor contable de las acciones.

En todo caso, el retiro parcial o total de aportaciones de un Accionista, debera notificarse a la Sociedad de manera fehaciente, y el pago del reembolso sera exigible a la Sociedad, a partir del dia siguiente a la celebracion de la Asamblea General Ordinaria de Accionistas que haya aprobado el Estado de Posicion Financiera correspondiente al ejercicio en el que el retiro deba surtir sus efectos.

El derecho de retiro unicamente podra ejercitarse por lo que se refiere al importe del capital variable de la Sociedad, sin que en ningun caso pueda alcanzar el capital social minimo fijo sin derecho a retiro. Si hubiere solicitudes de retiro que pudieren tener como consecuencia una reduccion del capital social a menos del minimo fijo, estos se atenderan en forma proporcional, sin reducir dicho capital minimo o fijo.

Todos los aumentos y disminuciones de capital deberan ser registrados en el Libro de Variaciones de Capital que la Sociedad llevara para este efecto.


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CLAUSULA DECIMA:- Previa autorizacion expresa de la Comision Nacional Bancaria
y de Valores, la Sociedad podra emitir acciones no suscritas para su colocacion en el publico, siempre que se mantengan en custodia en una institucion para el deposito de valores y se cumplan los terminos y condiciones previstos al efecto por el Articulo 81 de la Ley del Mercado de Valores.

En la Asamblea Extraordinaria de Accionistas en la que se apruebe la emision de acciones no suscritas, debera hacerse renuncia expresa al derecho de preferencia a que se refiere el Articulo 132 de la Ley General de Sociedades Mercantiles. Habiendo quorum en los terminos de estos estatutos sociales, el acuerdo que se tome producira todos sus efectos, inclusive respecto de los accionistas que no hayan asistido a asamblea, por lo que la Sociedad quedara en libertad de colocar las acciones entre el publico, sin necesidad de hacer la publicacion a que se refiere dicho Articulo 132. Cuando una minoria que represente cuando menos el veinticinco por ciento (25%) del capital social representado por acciones con derecho de voto, vote en contra de la emision de acciones no suscritas, dicha emision no podra llevarse a cabo.

En la convocatoria para la asamblea extraordinaria de accionistas que se reuna para resolver sobre emision de acciones para su oferta publica, se debera hacer notar expresamente que se reune para los fines precisados en el Articulo 81 de la Ley del Mercado de Valores, haciendo mencion especial de lo establecido en la Fraccion X de ese mismo Articulo.

Cualquier Accionista que vote en contra de las resoluciones durante la Asamblea, tendra derecho a exigir de la Sociedad la colocacion de sus acciones, al mismo precio en el que se ofrezcan al publico las acciones materia de la emision. La Sociedad tendra la obligacion de colocar, en primer lugar, las acciones pertenecientes a los accionistas inconformes. En todo caso, dichos Accionistas deberan pagar las comisiones que correspondan a los agentes colocadores y suscribiran los contratos que se requieran para lograr su colocacion.

CLAUSULA DECIMA PRIMERA:- Los titulos definitivos de las acciones deberan expedirse dentro de un plazo no mayor de ciento ochenta dias naturales, contados a partir de la fecha en que hubiere acordado su emision o canje. Entretanto se expidan los titulos definitivos, se emitiran certificados provisionales que seran siempre nominativos y que deberan canjearse por los titulos definitivos en su oportunidad. Los titulos de las acciones y los certificados provisionales podran amparar una o varias acciones, deberan cubrir los requisitos mencionados en el articulo 125 de la Ley General de Sociedades Mercantiles y llevaran inserto el texto de la clausula Quinta de estos Estatutos, los titulos de las acciones llevaran adheridos cupones numerados para el pago de dividendos y la firma autografa de cualquiera dos Consejeros, o bien, la firma autografa de uno de dichos administradores y la otra en facsimil, a condicion de que en este ultimo caso se deposite el original de las firmas respectivas en el Registro Publico de comercio de la cabecera Distrital de esta Capital.

Cuando se trate de emisiones que se depositen en una institucion para el deposito de valores o cuando esta reciba directamente de la Sociedad valores provenientes del ejercicio de derecho patrimoniales que hagan efectivos por cuenta de sus depositantes, la Sociedad podra, previa aprobacion de la institucion para el deposito de valores, entregarle titulos multiples o un solo titulo que ampare parte o todas las acciones materia de la emision y del


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deposito, debiendo la propia institucion hacer los asientos necesarios para que queden determinados los derechos de los respectivos depositantes.

En tal caso, los titulos que las representen seran emitidos con la mencion de estar depositados en la institucion para el deposito de valores de que se trate, sin que se requiera expresar en el documento el nombre, el domicilio, ni la nacionalidad del titular o titulares.

Cuando asi lo decida la Asamblea General Extraordinaria de Accionistas que acuerde una emision de acciones destinada a la oferta publica de suscripcion de las mismas, podran emitirse titulos que no lleven cupones adheridos. En este caso, las constancias que expida la institucion depositaria haran las veces de dichos titulos accesorios para todos los efectos legales, en los terminos de lo previsto por la Ley del Mercado de Valores.

La Sociedad tendra la obligacion de expedir y canjear los titulos necesarios en su caso, con los cupones respectivos, cuando asi lo requiera la institucion para el deposito de valores que preste servicios de guarda y administracion de los titulos y cuando lo requiera para atender las solicitudes de retiro fisico de valores por ella custodiados.

La Sociedad llevara un libro de registro de acciones en los terminos del articulo 128 de la Ley General de Sociedades Mercantiles y la Sociedad solo reconocera como accionista a aquellas personas que se encuentren inscritas en el mencionado Libro de Registro salvo en los casos a los que se refieren los articulos 67 y 74 de la Ley del Mercado de Valores.

La Sociedad podra en los terminos legales correspondientes, encomendar a instituciones para el deposito de valores, el registro de acciones y la realizacion de las inscripciones respectivas en el mismo. Tratandose de acciones destinadas a su colocacion entre el publico inversionista a traves de oferta publica, bastara para su registro en dicho libro, la indicacion de esta circunstancia y de la institucion para el deposito de valores en la que se encuentren depositados el o los titulos que las represente y, en tal caso, la Sociedad reconocera como accionistas, tambien, a quienes acrediten dicho caracter con las constancias expedidas por la institucion para el deposito de valores de que se trate, complementadas con el listado de titulares de acciones correspondiente, formulado por quienes aparezcan como depositantes en las citadas constancias en los terminos del articulo 78 de la Ley del Mercado de Valores.

CAPITULO TERCERO:
DE LAS ASAMBLEAS GENERALES DE ACCIONISTAS

CLAUSULA DECIMA SEGUNDA:- La Asamblea General es el organo supremo de la Sociedad, puede acordar y ratificar todos los actos y operaciones de la misma. Sus facultades no tendran otra limitacion que las que senala la Ley.

CLAUSULA DECIMA TERCERA. Las Asambleas Generales y Especiales se reuniran en el domicilio social de la Compania, salvo caso fortuito o de fuerza mayor. Las Asambleas Generales podran ser Ordinarias y Extraordinarias. I.- Las Asambleas Ordinarias se reuniran: 1.- Una vez al ano dentro de los cuatro primeros meses siguientes a la clausura de cada ejercicio social, a fin de tratar: a).- Los asuntos a que se refiere el articulo 181 (ciento ochenta y uno) de la Ley General de Sociedades Mercantiles. b).- Presentar a los



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Accionistas el informe a que se refiere el enunciado general del Articulo 172
(ciento setenta y dos) del mismo Ordenamiento Legal, del ejercicio inmediato anterior de las Sociedades de que "VITRO", S.A. de C.V., sea titular del 50% (cincuenta por ciento) o mas de acciones, cuando el valor de adquisicion total haya excedido del 20% (veinte por ciento) del capital social y reservas que resulte del ultimo Estado de Posicion Financiera de "VITRO", S.A. de C.V. c).- El monto del capital social que pueda afectarse a la compra de acciones propias.- 2.- En cualquier tiempo en que fueren convocadas, a).- Para tratar y resolver la adquisicion o enajenacion de acciones cuando el valor de estas por virtud de una o varias adquisiciones o enajenaciones simultaneas o sucesivas, excedan del 20% (veinte por ciento) del capital contable segun el ultimo estado de Posicion Financiera de "VITRO", S.A. de C.V., b).- Para enajenar acciones de otras companias cuyo objeto principal sea la fabricacion, manufactura, distribucion o venta de envases de vidrio calizo, productos de vidrio plano y articulos de vidrio para la mesa y cocina y en general para el hogar (tambien conocidos como cristaleria), cuando la operacion implique la perdida del control directo o indirecto con respecto a dicha subsidiaria, c).- Para aprobar aumentos y disminuciones del capital social en su parte variable, salvo los casos establecidos en la clausula octava y d).- Cualquier otro tema que no sea competencia de la Asamblea Extraordinaria.. II.- Las Asambleas Generales Extraordinarias se reuniran en cualquier tiempo en que fueren convocadas y en ellas se trataran: a).- Los asuntos a que se refiere el Articulo 182 (ciento ochenta y dos) de la Ley General de Sociedades Mercantiles. b).- Sobre la amortizacion de las propias acciones de "VITRO", S.A. de C.V., con utilidades repartibles conforme al Articulo 136 (ciento treinta y seis) del mismo Ordenamiento Legal y c).- La cancelacion de la inscripcion de las acciones de la Sociedad en la Seccion de Valores del Registro Nacional de Valores e Intermediarios.

Las Asambleas Especiales seran aquellas que se reunan en los terminos del Articulo 195 (ciento noventa y cinco) de la Ley General de Sociedades Mercantiles y del articulo 14 Bis 3 Fraccion III de la Ley del Mercado de Valores.

CLAUSULA DECIMA CUARTA:- La convocatoria para las Asambleas Ordinarias, Extraordinarias o Especiales deberan ser hechas por el Consejo de Administracion a traves de su Presidente, Secretario o por el Comisario, salvo los derechos que concede la ley a los accionistas para obtener judicialmente la publicacion de la convocatoria. Los accionistas propietarios de acciones con derecho de voto, incluso en forma limitada o restringida, que representen cuando menos el diez por ciento del capital social, podran solicitar se convoque a una asamblea general de accionistas, en los terminos senalados en el Articulo 184 de la Ley General de Sociedades Mercantiles. La convocatoria debera hacerse por medio de la publicacion de un aviso en el Periodico Oficial del Estado de Nuevo Leon o en otro de los de mayor circulacion de la ciudad de Monterrey, que debera aparecer por lo menos con quince dias de anticipacion a la fecha senalada para la reunion. La convocatoria expresara el lugar, dia y hora en que debera celebrarse la Asamblea y contendra el Orden del Dia y sera firmada por quien la haga. El requisito de la publicacion de la convocatoria no sera necesario si en el momento de la votacion esta representada en la Asamblea la totalidad de las acciones. La segunda convocatoria que se hiciere por no haberse obtenido quorum en virtud de la primera, debera aparecer en el Periodico Oficial del Estado, o en otro de los de mayor circulacion de esta localidad, cuando menos cuatro dias antes de la fecha senalada para la reunion.


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Desde el momento en que se publique la convocatoria para las Asambleas de
Accionistas, deberan estar a disposicion de los mismos, de forma inmediata y gratuita, la informacion y los documentos relacionados con cada uno de los puntos establecidos en el Orden del Dia.

CLAUSULA DECIMA QUINTA:- Para todo acto en que los Accionistas pretendan acreditar su caracter de tales, se verificara que esten registrados en el libro de registro de acciones que lleva la Sociedad, o, en su caso, deberan exhibir el o los titulos de las acciones en su propiedad para actualizar el registro o deberan acreditar la titularidad de las acciones en terminos de la Ley del Mercado de Valores. Para concurrir a las Asambleas y tomar parte en ellas, los Accionistas inscritos en el libro de registro de Acciones de la Sociedad, deberan obtener de la Secretaria de la Sociedad, la correspondiente constancia para ingresar a las Asambleas, cuando menos 48 horas antes de la fecha en que deba celebrarse la Asamblea. Los Accionistas podran hacerse representar por Apoderados mediante carta poder, que debera recibir la Sociedad con la anticipacion senalada.

CLAUSULA DECIMA SEXTA:- Todo Accionista tiene derecho a asistir a las Asambleas en que sus acciones tengan derecho de voto, personalmente o por medio de Apoderado General o Especial, bastando en este ultimo caso, simple carta-poder firmada por el otorgante y por dos testigos. Los representantes legitimos, tutores, albaceas y sindicos podran concurrir a las Asambleas en nombre de sus representados.

CLAUSULA DECIMA SEPTIMA:- La Asamblea General Ordinaria se considerara legitimamente instalada a virtud de primera convocatoria si en ella esta representado por lo menos el 50% cincuenta por ciento del numero total de Acciones ordinarias, emitidas. En caso de segunda convocatoria, la Asamblea Ordinaria se instalara legitimamente cualquiera que sea el numero de Acciones Ordinarias que representen los concurrentes. La Asamblea General Extraordinaria se considerara legitimamente instalada a virtud de primera convocatoria, si en ella estan representadas cuando menos las tres cuartas partes de las acciones con derecho de voto; a virtud de segunda convocatoria, si en ella esta representado cuando menos el 50% (cincuenta por ciento) de las acciones con derecho de voto.

Para modificar la Clausula Sexta de estos Estatutos Sociales por lo que se refiere al evento de cancelacion de la Inscripcion de sus acciones en la seccion de valores del Registro Nacional de Valores e Intermediarios se requiere que la resolucion correspondiente sea aprobada por el voto favorable de los Accionistas que representen cuando menos el 95% (noventa y cinco por ciento) del capital social y se requerira la aprobacion previa de la Comision Nacional Bancaria y de Valores.

CLAUSULA DECIMA OCTAVA:- Presidira la Asamblea el Presidente del Consejo de Administracion o quien normalmente deba substituirlo en sus funciones; en defecto de ellos, la Asamblea sera presidida por el Accionista que designen los concurrentes. Sera Secretario de la Asamblea, el que lo sea del Consejo y en su defecto la persona que designen por mayoria los Accionistas concurrentes. El Presidente designara Escrutadores a dos de los Accionistas concurrentes. Las votaciones seran economicas, a menos que tres, por lo menos, de los Accionistas pidan que sean nominales. Si por algun motivo no pudieren tratarse, todos los puntos contenidos en la Orden del Dia en la fecha para la cual


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haya sido convocada la Asamblea, esta podra celebrar Sesiones en los dias que acuerde, sin necesidad de nueva convocatoria.

CLAUSULA DECIMA NOVENA:- En las Asambleas Generales Ordinarias y Extraordinarias cada Accion Ordinaria dara derecho a un voto. Asi mismo las acciones de voto restringido que tengan derecho a votar en la Asamblea Extraordinaria que corresponda tendran derecho a un voto. Las resoluciones seran validas, tratandose de Asambleas Ordinarias, mediante el acuerdo de la mayoria de votos de los Accionistas concurrentes con derecho de voto. En las Asambleas Extraordinarias que se reunan en virtud de primera convocatoria, los acuerdos solo seran validos cuando sean aprobados cuando menos por el 50% (cincuenta por ciento) del total de las acciones con derecho de voto en el asunto de que se trate. Cuando la Asamblea Extraordinaria se reuna a virtud de segunda convocatoria, sus resoluciones seran validas si son aprobadas cuando menos por el 50% (cincuenta por ciento) del total de las acciones de la Sociedad con derecho de voto en el asunto de que se trate.

CLAUSULA VIGESIMA:- Las actas de asambleas seran transcritas en el Libro respectivo y seran firmadas por el Presidente y el Secretario de la Asamblea, asi como por el o los Comisarios que asistan.

CLAUSULA VIGESIMA PRIMERA:- Para las asambleas especiales, se aplicaran las mismas reglas previstas en las clausulas decima septima y decima novena anteriores para las asambleas generales extraordinarias, pero referido a la categoria especial de acciones de que se trate.

CAPITULO CUARTO:
DE LA ADMINISTRACION Y VIGILANCIA

CLAUSULA VIGESIMA SEGUNDA:- La direccion y administracion de la Sociedad estara a cargo de un Consejo de Administracion, compuesto por el numero de miembros que acuerde la Asamblea General Ordinaria, que podran ser o no socios, la cual tambien tendra la facultad de designar por cada Consejero Propietario a su respectivo Consejero Suplente para sustituir a aquellos en sus faltas o ausencias temporales o definitivas. La misma Asamblea fijara la remuneracion que deben percibir los Administradores, debiendo distribuirse dicha remuneracion en la forma que acuerde el Consejo de Administracion. Los Administradores seran electos por la Asamblea General Ordinaria por mayoria de votos, duraran en su encargo un ano, mismo que se contara de una Asamblea General Ordinaria Anual, a otra de la misma especie. Si por cualquier circunstancia no se hiciere la renovacion normal de Administradores, los que estuvieren en funciones continuaran en ellas hasta que fueren electos y tomaren posesion quienes deban substituirlos.

El Consejo de Administracion podra integrar los Comites que crea conveniente para el debido cumplimiento de sus funciones, debiendo estar compuesto de entre 3 y 5 miembros cada uno, incluyendo al menos los Comites de evaluacion y compensacion, auditoria, finanzas y planeacion, pudiendo delegar las facultades y atribuciones que el propio Consejo estime prudente dentro de las otorgadas a su favor, Comites que proporcionaran al Consejo un informe de sus actividades, cuando este se lo solicite, o bien, cuando se susciten actos o

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hechos de trascendencia para la Sociedad, que a juicio de los propios Comites lo ameriten. Ademas de las funciones senaladas por la Ley del Mercado de Valores y demas leyes y disposiciones aplicables, el Comite de Auditoria debera:

a).- Presentar al Consejo de Administracion un reporte anual de sus actividades. El Consejo, a su vez, debera presentar dicho reporte a la Asamblea.

b).- Someter al Consejo de Administracion su opinion en relacion a las operaciones que las Subsidiarias de la Sociedad pretendan celebrar con personas relacionadas o que impliquen comprometer su patrimonio en los terminos del Articulo 14 bis 3 fraccion IV inciso d) de la Ley del Mercado de Valores.

El o los Comisarios deberan ser convocados a las sesiones del Consejo de Administracion y a las de todos los Comites en los que el Consejo haya delegado alguna facultad.

CLAUSULA VIGESIMA TERCERA:- Los Accionistas que en la eleccion del Consejo hubieren estado en minoria y disintieren de la opinion de la mayoria, tendran derecho a nombrar un Consejero, siempre que el numero de acciones que representen sea por lo menos igual a un 25% (veinticinco por ciento) del capital social representado por las Acciones Ordinarias. Mientas "VITRO", S.A. de C.V., tenga sus acciones inscritas en la Bolsa Mexicana de Valores, S.A. de C.V., este porcentaje sera del 10% (diez por ciento). Los Accionistas de la minoria, en ambos casos, cuando hubieren elegido un Consejero Propietario, podran designar tambien un Suplente y en este caso el Suplente elegido por la minoria solo podra sustituir al Consejero elegido por la minoria, en sus ausencias. El numero de miembros del Consejo quedara aumentado durante el periodo de duracion normal de dicho Consejo, con uno o dos miembros mas segun sea el caso, para responder a la peticion de la citada minoria.

CLAUSULA VIGESIMA CUARTA: El Consejo de Administracion podra determinar previamente las fechas de reunion, celebrando al menos cuatro juntas al ano, y tratando en una de ellas la estrategia de mediano y largo plazo de la Sociedad. Asimismo, podra celebrar sus juntas cuando sean convocadas indistintamente, por el Presidente, el Secretario, por al menos el 25% -veinticinco- por ciento de sus miembros o por el o los Comisarios que hubiere, en el domicilio social de la Sociedad, o en cualquier otro lugar dentro o fuera de la Republica Mexicana, tal y como se determine en la convocatoria escrita, la cual se transmitira a sus miembros y al Comisario o Comisarios que hubiere, cuando menos con 5 dias habiles de anticipacion a la fecha de la Junta por correo electronico, telefax o por cualquier otro medio, los miembros del Consejo podran renunciar al requisito de la convocatoria escrita y esta no se requerira, cuando la totalidad de sus miembros esten presentes. Se considerara integrado legalmente con la asistencia de la mitad mas uno del numero de Consejeros que lo constituyan y tomara sus decisiones por mayoria simple de votos de los Consejeros asistentes. Mientras "VITRO", S.A. de C.V., tenga sus acciones inscritas en la Bolsa Mexicana de Valores, S.A. de C.V., se requerira el 75% (setenta y cinco por ciento) de votos de todos los Consejeros asistentes, para determinar el sentido en que deberan ser emitidos los votos correspondientes a las acciones propiedad de "VITRO", S.A. de C.V., en las Asambleas Ordinarias y Extraordinarias de Accionistas de las sociedades controladas por "VITRO", S.A. de C.V. De todas las Sesiones del Consejo


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se levantaran actas en las que se consignaran las resoluciones aprobadas, firmando tales actas el Presidente, el Secretario y el o los Comisarios que asistan. Las resoluciones tomadas fuera de Sesion de Consejo, por unanimidad de sus miembros, tendran para todos los efectos legales, la misma validez que si hubieren sido adoptadas en Sesion de Consejo, siempre que se confirmen por escrito.

CLAUSULA VIGESIMA QUINTA: El Consejo Administrativo en su primera sesion designara de entre sus miembros un Presidente, que lo sera tambien de la Sociedad. El Presidente presidira las Asambleas de Accionistas y las Sesiones del Consejo; representara a la Sociedad ante toda clase de autoridades, organismos descentralizados, empresas paraestatales, corporaciones y particulares, tendra voto de calidad en las resoluciones del Consejo, en caso de empate; vigilara en general las operaciones sociales, cuidando el exacto cumpliendo de estos Estatutos, de los Reglamentos y de los acuerdos y disposiciones de la asamblea y del Consejo. El Presidente sera el ejecutor de las resoluciones del Consejo, sin perjuicio de las facultades que el Consejo mismo confiera a los Delegados especiales que designe. Las faltas del Presidente seran suplidas por el Consejero que designe el Consejo.

Las actas correspondientes a las sesiones del consejo de administracion deberan ser autorizadas por quienes hubieren fungido como Presidente y Secretario de la Sesion correspondiente y seran registradas en un libro especifico para dichos efectos.

CLAUSULA VIGESIMA SEXTA:- El Consejo nombrara Secretario, quien podra no ser Consejero.

CLAUSULA VIGESIMA SEPTIMA:- Los nombramientos de Presidente y Secretario seran revocables en cualquier tiempo por acuerdo del Consejo.

CLAUSULA VIGESIMA OCTAVA:- De acuerdo a lo previsto en el articulo 152 de la Ley General de Sociedades Mercantiles, no se establece la obligacion para los administradores, de prestar garantia para asegurar las responsabilidades que se pudieran contraer en el desempeno de sus encargos.

CLAUSULA VIGESIMA NOVENA: El Consejo de Administracion tendra las siguientes facultades: a).- Administrar los negocios y bienes sociales con el Poder mas amplio de administracion, en los terminos del Articulo 2554 (dos mil quinientos cincuenta y cuatro) parrafo segundo del Codigo Civil Federal y su correlativo Articulo 2448 (dos mil cuatrocientos cuarenta y ocho) parrafo segundo del Codigo Civil del Estado de Nuevo Leon.- b).- Ejercer actos de dominio respecto de los bienes muebles o inmuebles de la Sociedad, asi como de sus derechos reales y personales, en los terminos del parrafo tercero del Articulo 2554 (dos mil quinientos cincuenta y cuatro) del Codigo Civil Federal y su correlativo Articulo 2448 (dos mil cuatrocientos cuarenta y ocho) parrafo tercero del Codigo Civil del Estado de Nuevo Leon. c).- Representar a la Sociedad ante toda clase de Autoridades, Mexicanas o Extranjeras, Administrativas o Judiciales, del Municipio, del Estado o de la Federacion, asi como ante las Autoridades de Trabajo o cualquiera otra, o ante arbitros o arbitradores, con el poder mas amplio, incluyendo las facultades que requieran clausula especial conforme a la ley, en los terminos del parrafo primero del

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Articulo 2554 (dos mil quinientos cincuenta y cuatro) del Codigo Civil Federal
y su correlativo Articulo 2448 (dos mil cuatrocientos cuarenta y ocho) parrafo primero del Codigo Civil del Estado de Nuevo Leon, y en el orden penal, presentar denuncias, formular querellas, constituirse en coadyuvante del Ministerio Publico y exigir la reparacion del dano.- d).- Aceptar, certificar, otorgar, girar, emitir, endosar, avalar o por cualquier otro concepto suscribir titulos de credito.- e).- En los terminos de estos Estatutos, aportar bienes inmuebles de la Sociedad a otras companias, y suscribir
Acciones o tomar participaciones o partes de interes en otras companias.- f).- Designar al Director o Gerente General y podra nombrar los Sub-Gerentes que sean necesarios, confiriendoles las facultades que estime prudentes y revocarles sus nombramientos. g).- Otorgar Poderes Generales y Especiales, confiriendo a los Mandatarios las facultades que estime necesarias dentro de las otorgadas a su favor y revocarlos. h).- Contratar con tecnicos especialistas o con otra y otras empresas, la prestacion de servicios, bien sea con caracter consultivo, bien confiriendoles alguno o algunos de los ramos de la administracion. i).- Ejecutar los acuerdos de la Asamblea y en general llevar a cabo los actos y operaciones que sean necesarios o convenientes para el objeto de la Sociedad, con excepcion de los expresamente reservados por la Ley y por esta escritura a la propia Asamblea.- Asimismo es facultad indelegable del Consejo de Administracion:

1).- Aprobar las operaciones que se aparten del giro ordinario de negocios y que pretendan celebrarse entre la Sociedad y: a) sus socios; y b) con personas que formen parte de la Administracion de la Sociedad o con quienes dichas personas mantengan vinculos patrimoniales o, en su caso, de parentesco por consanguinidad o afinidad hasta el segundo grado, el conyuge, o concubinario o concubina;

2).- Aprobar las operaciones que las Subsidiarias de la Sociedad pretendan celebrar con personas relacionadas o que impliquen comprometer su patrimonio en los terminos del articulo 14 Bis 3 fraccion IV inciso d) de la Ley del Mercado de Valores, tomando en cuenta la opinion que al respecto emita el Comite de Auditoria.

3).- La compra o venta del diez por ciento o mas del activo consolidado de la Sociedad;

4).- El otorgamiento de garantias por un monto superior al treinta por ciento del activo consolidado de la Sociedad; y

5).- Operaciones distintas de las anteriores que representen mas del uno por ciento del activo consolidado de la Sociedad.

Todo consejero debera hacer del conocimiento del Comite de Auditoria y del Consejo de Administracion aquellas operaciones que pretendan celebrar con la Sociedad y sus Subsidiarias.

Los miembros del Consejo de Administracion seran responsables de las resoluciones a que lleguen con motivo de los asuntos a que se refiere los incisos anteriores, salvo en el caso establecido por el Articulo 159 de la Ley General de Sociedades Mercantiles.


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CLAUSULA TRIGESIMA:- El Director o Gerente General y los Sub-Gerentes seran nombrados por el consejo, ejecutaran las decisiones de este, llevaran la firma de la Compania y tendran las siguientes atribuciones y deberes:- I.- Organizar, administrar y dirigir el personal y los bienes y negocios de la Sociedad, con arreglo a las instrucciones del Consejo y hacer cobros y pagos. II.- Celebrar convenios; firmar los titulos de credito que deban girarse, aceptarse o avalarse y todos los documentos relacionados con sus atribuciones y ejecutar los actos que requiera la marcha ordinaria de los negocios sociales. III.- Encargarse del establecimiento y organizacion de las oficinas de la Sociedad, hacer los nombramientos y remociones de los empleados y vigilar la conducta de ellos teniendolos bajo sus ordenes. IV.- Dirigir y firmar la correspondencia de la compania y documentacion respectiva. V.- Otorgar Poderes Generales o Especiales y revocarlos, concediendo las facultades que consideren convenientes. VI.- Representar a la Sociedad ante las Autoridades Administrativas y Judiciales, del Estado y de la Federacion, con las mismas facultades senaladas para el Consejo en la Clausula vigesima novena. VII.- En caso de ser consideradas partes relacionadas conforme a la Ley, hacer del conocimiento del Comite de Auditoria y del Consejo de Administracion aquellas operaciones que pretendan celebrar con la Sociedad y sus Subsidiarias. El Consejo podra ampliar o restringir las facultades del Director o Gerente General y de los Sub-Gerentes. Si fueren nombrados Director
o Gerente General y varios Sub-Gerentes, el Consejo distribuira entre los mismos la administracion y coordinara su actuacion en el manejo de los asuntos sociales.

CLAUSULA TRIGESIMA PRIMERA:- De acuerdo al precepto legal a que se hace mencion a la clausula vigesima octava de estos estatutos no se establece la obligacion para el Director o Gerente General y los Sub-Gerentes, de prestar garantias para asegurar responsabilidades que se pudieran contraer en el desempeno de sus encargos.

CLAUSULA TRIGESIMA SEGUNDA:- La vigilancia de las operaciones sociales estara a cargo de un Comisario Propietario y de un Suplente, que deberan ser personas de nacionalidad mexicana; seran nombrados por la Asamblea General Ordinaria y duraran en sus funciones un ano, debiendo ser remunerados con la cantidad que acuerde la Asamblea. Los Accionistas que en la eleccion de Comisario hubieren estado en minoria y disintieren de la opinion de la mayoria, tendran derecho de nombrar un Comisario de nacionalidad mexicana, siempre que el numero de acciones que representen sea por lo menos igual a un 25% (veinticinco por ciento) del capital social representado por Acciones Ordinarias. Mientras "VITRO", S.A. de C.V. tenga sus acciones inscritas en la Bolsa Mexicana de Valores, S.A. de C.V., este porcentaje sera del 10% (diez por ciento). En caso de que los Accionistas de la minoria hicieren esta designacion, la vigilancia de las operaciones sociales estara a cargo de los dos Comisarios Propietarios, correspondiendo igual remuneracion a tales Comisarios. Los Accionistas de la minoria, en ambos casos, cuando hubieren elegido un Comisario Propietario, podran designar tambien un Suplente y en este caso, las faltas del Comisario Propietario elegido por la Asamblea seran suplidos por el Suplente designado tambien por la Asamblea, y el Suplente elegido por la minoria solo podra substituir al Comisario elegido por la minoria, en sus ausencias.

CLAUSULA TRIGESIMA TERCERA:- De acuerdo al precepto legal a que se hace mencion en la clausula vigesima octava de estos estatutos, no se establece la obligacion


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para los Comisarios, de prestar garantia para asegurar las responsabilidades que se pudieran contraer en el desempeno de sus encargos.

CAPITULO QUINTO:
DE LOS EJERCICIOS SOCIALES, DEL BALANCE Y LA DISTRIBUCION DE UTILIDADES Y
PERDIDAS

CLAUSULA TRIGESIMA CUARTA:- Los ejercicios sociales duraran un ano natural, que se contara del primero de enero al treinta y un de diciembre de cada ano.

CLAUSULA TRIGESIMA QUINTA:- Las utilidades netas que se obtengan anualmente se distribuiran en la forma siguiente: I.- Se separara el 5% (cinco por ciento) de las utilidades netas para formar el Fondo de Reserva Legal, hasta que este importe cuando menos el 20% (veinte por ciento) del Capital Social. II.- Del resto podran separarse las cantidades que acuerde la Asamblea para crear Reserva para Adquisicion de Acciones Propias y otros Fondos de Reserva. III.- El remanente se dividira entre los accionistas poseedores de las Acciones Ordinarias, en proporcion al numero de sus Acciones, correspondiendo a cada Accion una parte igual.

CLAUSULA TRIGESIMA SEXTA:- Los fundadores no se reservan participacion alguna especial en las utilidades de la Sociedad.

CLAUSULA TRIGESIMA SEPTIMA:- Si hubiere perdidas, se distribuiran entre los Accionistas en proporcion al numero de sus acciones, pues la obligacion de los socios se limita al pago de sus aportaciones.

CAPITULO SEXTO:
DE LA DISOLUCION Y LIQUIDACION DE LA SOCIEDAD

CLAUSULA TRIGESIMA OCTAVA:- La Sociedad se disolvera anticipadamente en los casos de las fraccion (II) segunda, (III) tercera, (IV) cuarta y (V) quinta del Articulo 229 (doscientos veintinueve) de la Ley General de Sociedades Mercantiles.

CLAUSULA TRIGESIMA NOVENA:- Disuelta la Sociedad, la Asamblea por mayoria de votos designara uno o varios Liquidadores. Los Liquidadores deberan ser personas de nacionalidad mexicana. Si fueren varios, sus resoluciones las tomaran a mayoria de votos. La Asamblea fijara el plazo dentro del cual deben concluir sus trabajos los Liquidadores y senalara la remuneracion que deba corresponderles.

CLAUSULA CUADRAGESIMA:- Los Liquidadores practicaran la liquidacion de la Sociedad, con arreglo a las siguientes bases: I.- Concluiran los negocio pendientes de la manera que juzguen mas conveniente. II.- Formaran el balance, cobraran los creditos y pagaran las deudas, enajenando los bienes de la Sociedad que fueren necesarios para ese objeto. III.- El activo liquido que resulte, se repartira entre los socios, bien distribuyendose en especie, vendiendolo y repartiendo su producto o realizando con el cualquiera otra operacion que acuerde la Asamblea General de Accionistas que representen cuando menos el 50% del total de las acciones. En todo caso, el reparto del activo liquido se dividira entre los tenedores de acciones Ordinarias, correspondiendo a cada accion una parte igual en el reparto.

CLAUSULA CUADRAGESIMA PRIMERA:- La Asamblea General tendra durante la liquidacion, las facultades necesarias para determinar las reglas que en adicion a las disposiciones legales y a las normas contenidas en esta escritura, han de regir la actuacion de los Liquidadores. La Asamblea sera convocada durante la liquidacion por cualquiera de los Liquidadores o el Comisario, pues este desempenara durante la liquidacion y respecto de los Liquidadores, las mismas funciones que normalmente desempena en la vida de la Sociedad, en relacion con el Consejo.

CLAUSULA CUADRAGESIMA SEGUNDA:- En todo lo no previsto expresamente en estos estatutos sociales, regiran las disposiciones de la Ley General de Sociedades Mercantiles y de la Ley del Mercado de Valores. Para la interpretacion y cumplimiento de los presentes estatutos sociales, los accionistas por el solo hecho de su suscripcion, adquisicion o tenencia de las acciones que representan el capital social, se someten expresamente a la competencia de los tribunales competentes de la Ciudad de Monterrey, Nuevo Leon, Republica Mexicana, por lo que renuncian a cualquier fuero que pudiera corresponderles por motivo de sus domicilios presentes o futuros.



                               TRANSLATION ONLY

                                    BY-LAWS
                                  CHAPTER ONE
       NAME, PURPOSE, DOMICILE, TERM AND NATIONALITY OF THE CORPORATION

CLAUSE FIRST: The corporation shall be named "VITRO", S.A. de C.V., followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE", or its initials, "S.A. de C.V."

CLAUSE SECOND: The Corporation shall have as its corporate purpose: a) to subscribe for, dispose off or acquire shares of capital stock, bonds, obligations, certificates, promissory notes, securities granting optional rights and other securities ("titulos valor") and other documents issued in series or "mass volume" and in general, to carry on all operations permitted by law; b) to acquire or offer the shares representing its capital stock in accordance with applicable law, the policies and resolutions of the Board of Directors regarding the acquisition and placement of the purchased own shares through the Bolsa Mexicana de Valores, S.A. de C.V. ("Mexican Stock Exchange") or through any other exchange markets in which such shares are listed; c) to enter into contracts and transactions of civil, mercantile, credit, and financial nature including derivative transactions, repurchase agreement ("reportos") and trust ("fideicomiso") in accordance with law; d) to enter into loan agreements and to guarantee and guarantee "por aval" or in any other form, through personal guarantee or "real" guarantee, including as guarantor or joint and several guarantor the fulfillment of the obligations or credit instruments entered into by its subsidiaries, affiliated or associated companies or of any other person with the authorization of the Board of Directors; e) to issue, accept, endorse and guarantee "por aval" negotiable instruments issued for the Corporation's account, its subsidiaries, associated or affiliated or of any other third party with the authorization of the Board of Directors; f) to render all kind of services and to carry out analysis and studies with respect to the promotion, enhancement and restructure of its subsidiaries, associated or affiliated companies; g) to acquire, dispose of and lease such tangible property and real estate or "derechos reales" and "derechos personales" necessary for the operation of the Corporation and h) in general, to enter into agreements, to carry out transactions and to perform all acts necessary or convenient for the achievement of its fundamental purposes.

CLAUSE THIRD: The domicile of the Corporation is San Pedro Garza Garcia, N.L., and shall not be considered as changed, even though the Corporation establishes branches or subsidiaries in other places of the Republic of Mexico or abroad.

CLAUSE FOURTH: The duration of the Corporation shall be indefinite.

CLAUSE FIFTH: The Corporation is of Mexican Nationality, therefore: "No foreign person, whether individual or legal entity, may have any capital equity participation or become owner of shares of the Corporation. If for any reason, any of the abovementioned persons, in any event would acquire capital equity or be owner of one or more shares, thus infringing the foregoing paragraph, it is hereby agreed that such acquisition shall be null and void, and therefore, canceled and rendered such capital equity participation and the instruments that represent it, shall be canceled and rendered without value, having it reduced the capital stock in an amount equal to the canceled capital equity participation."

                                  CHAPTER TWO
                              CAPITAL AND SHARES

CLAUSE SIXTH: The capital stock is variable. The minimum fixed capital not subject to withdrawal is the amount of $324,000,000.00 (Three hundred twenty four million pesos 00/100 Mexican Currency) represented by 324,000,000 of outstanding shares.

     The variable part of the capital stock shall not exceed 10 (ten) times the amount of the minimum fixed part without right of withdrawal. The shares shall be common, nominative, paid and without par value. The fixed and variable parts of the capital stock shall be represented by only one series of common shares denominated Series "A". Pursuant to Article 125 section IV of the Ley General de Sociedades Mercantiles ("General Law of Corporations"), the certificates of the shares shall not include the amount of the capital stock.

     Through resolution of the General Extraordinary Shareholders Meeting, the Corporation may issue new series of shares, such as preferred shares, beneficial shares ("acciones de goce"), limited voting, and other shares with limited corporate rights and/or any other kind authorized by law.

For as long as the shares are registered in the Seccion de Valores ("Securities Section") of the Registro Nacional de Valores e Intermediarios ("Mexican Securities Registry") the subsidiaries of the Corporation shall not, directly or indirectly, invest in the capital stock of the Corporation, or in any other company in respect of which the Corporation is its subsidiary except as permitted by the law and regulations issued to that effect.

In the event the registry of its shares in the Securities Section of the Mexican Securities is cancelled, whether by petition of the Corporation or by resolution adopted by the Comision Nacional Bancaria y de Valores ("Mexican Securities and Exchange Commission") in accordance with the law, the shareholders holding the majority of the common shares or otherwise having the right, through any legal means, to impose decisions within the General Shareholders Meeting or having the right to appoint the majority of the members of the Board of Directors of the Corporation, hereby assume the obligation to make a public purchase offer prior to such cancellation.

Likewise, and in the event the shareholders referred to in the preceding paragraph are unable to acquire 100% (one hundred percent) of the paid in capital stock through the public purchase offer, prior to the cancellation of the registry in the Mexican Securities Registry, hereby likewise assume the obligation to place in trust ("fideicomiso"), for a minimum period of 6 (six) months, the necessary funds to purchase, at the same offered price, the shares from the investors whom did not accept the offer.

The shares cancellation proceeding shall be conducted in accordance with the applicable law and regulations.

Any transfer of shares in favor of any person or group of persons acting in accordance, that accumulates in one or more transactions more than 9.9% (nine point nine percent) of the total outstanding shares, shall be subject to the authorization of the Board of Directors.


CLAUSE SEVENTH: For as long as shares representing the capital stock of the Corporation are registered before the Securities Section of the Mexican Securities Registry, the Corporation, prior express authorization of the Mexican Securities and Exchange Commission may notwithstanding the provisions of article 198 of the General Law of Corporations, issue shares without voting rights, or shares with limited corporate rights, as well as shares with limited vote other than those provided for in Article 113 of the mentioned law, with the characteristics approved by the Shareholders Meeting resolving their issuance. The issuance of the shares other than ordinary shares shall not exceed 25% (twenty five percent) of the capital stock placed among the investing public, of the total shares placed. Notwithstanding the foregoing, the Mexican Securities and Exchange Commission may increase such limitation up to an additional 25% (twenty five percent), as long as such additional percentage is represented by non-voting shares, with shares with limited corporate rights or by limited voting shares, in which case, such shares must be convertible into ordinary shares in a term that would not exceed five years, computed from the time of its placement. Non-voting shares shall not be counted for purposes of determining the quorum of the Shareholders Meetings, while limited or restricted voting shares shall only be counted to determine the quorum and to adopt resolutions at the

Shareholders Meetings to which such shareholders must be called to exercise their voting rights.

All minority of holders of restricted voting shares other than those provided for in Article 113 of the General Law of Corporations or limited voting shares mentioned in such law which represents at least 10% (ten percent) of the capital stock, shall at least have the right to appoint a director and its corresponding alternate; in absence of this minority designation, holders of such shares shall be entitled to appoint at least two directors and their alternates. In the latter case, the appointments, as well as the substitutions and revocations of Directors shall be resolved at a Special Shareholders Meeting.

CLAUSE EIGHTH: In the terms of article 14 Bis 3 of the Ley del Mercado de Valores ("Mexican Law of the Securities Market") , the Corporation may temporarily acquire the shares representing its own capital stock, through the Mexican Stock Exchange, at the current market price, without regard to the prohibition established in the first paragraph of article 134 of the General Law of Corporations, provided that the purchase of shares is carried out by charging against the stockholders equity and as long as such shares belong to the Corporation or in its case, against the capital stock when it is resolved to convert such shares into treasury shares, in which event a Shareholders resolution or a Board of Directors resolution will not be required.

The General Ordinary Shareholders Meetings shall expressly determine for each year, the maximum amount of resources that may be available to purchase its own shares, with the only limitation that the aggregate amount of the resources that may be devoted for such purpose, shall, in no event, exceed the total balance of the net profits of the Corporation, including the retained profits.

A Board of Directors resolution is not required to purchase or sell the Company's own shares; however such Board shall have the authority to advise the General Ordinary Shareholders Meeting for each year, the maximum amount of resources available to this purpose.

Likewise, the Board of Directors shall designate the person or persons responsible to manage the resources for the acquisition and offering of the Company's own shares, complying, in every instance, with the policies and resolutions adopted by the Board of Directors for the acquisition and offering of the Corporation's own shares of capital stock, as well as to any resolution of the Board of Directors by which the acquisition and offering of such shares is ordered.

As long as the shares are owned by the Corporation, such shares will not be represented in any kind of shareholders meetings.

The shares issued by and owned by the Corporation, or in its case, the treasury shares referred to in this Article, notwithstanding the provisions set forth in the General Law of Corporations, may be offered to the public, without a Shareholders Meeting's resolution or a Board of Directors' resolution, for the corresponding increase in the capital stock regarding the offering.

In the event that shares cease, for any reason, being registered in the Securities Section of the Mexican Securities Registry, the provisions of this Article shall not apply, and the Corporation shall be subject to the provisions of article 134 of the General Law of Corporations with respect to the acquisition of its own shares of capital stock, and in the event of amortization of shares with distributable profits, the Corporation shall abide by the provisions of article 136 of such law.


CLAUSE NINTH: For purposes of increases and decreases of the capital stock, the following rules must be complied with, except as set forth in the preceding article: a) Regarding the increases or decreases of the fixed minimum portion of the capital stock, the resolution shall be taken by the Extraordinary Shareholders Meeting, with the corresponding statutory amendment of the corporate by-laws. Such Shareholders Meeting shall, in such event, be formalized before a Notary Public and registered before the Registry of Commerce of the corporate domicile. b) If the increase or the decrease of the capital stock is in its variable portion, such increase or the decrease may be resolved by the General Ordinary Shareholders Meeting, and the Minutes of the Meeting which resolved such increase or decrease, shall be formalized and without being necessary to register such resolution before the Registry of Commerce of the corporate domicile. Notwithstanding the foregoing, a resolution by the General Ordinary Shareholders Meeting shall not be required when the shareholders execute their right to withdraw, or in connection to the increases or decreases set forth in Article 14 Bis 3 paragraph I of the Mexican Law of Securities Market. c) No increase in the capital stock may be decreed to the extent the shares representing the last increase had not been subscribed and paid in full. General Shareholders Meetings authorizing the increase of capital stock shall also determine the terms and conditions to carry them out.

The capital stock may be increased by ulterior contributions of the shareholders, capitalization of the accounts referred to in article 116 of the General Law of Corporations, or capitalization of liability accounts of the Corporation. In the event of increases of the capital stock as a consequence of the capitalization of accounts of the stockholders equity, all outstanding shares shall be entitled to the corresponding proportional part of the shares issued to reflect the increase.

The Shareholders shall have the preemptive right to subscribe the shares issued as a consequence of the increases of the capital stock that have been approved, in proportion to the number of shares they own, and must exercise such preemptive right within a period of fifteen days following the date of the publication in the official gazette of the corporate domicile, with regard to the resolution of the Meeting that resolved the increase. However, if in the Meeting which decreed the increase the totality of the shares which constitute the capital stock were represented, such fifteen day term shall run and be counted as from the date the Meeting took place and the Shareholders will be considered to be notified of the resolution at that moment, and such publication shall not be necessary. Regarding the shares as to which the Shareholders did not exercise their preemptive right within the term mentioned above, the Board of Directors should be empowered to determine the person or persons to whom the non-subscribed shares shall be offered for subscription and payment.

The capital stock may be decreased in the following events: (i) to absorb losses; (ii) by reimbursement to the shareholders; (iii) to amortize shares with distributable profits; (iv) by release granted to the shareholders from unpaid payments with respect to subscribed but not paid shares of capital stock; (v) exercise of the right of withdraw on the variable portion of the capital stock; or by exercise of the right of separation / severance ("derecho de separacion"); (vi) by the purchase of shares against the capital stock, according to Article Eighth of these by-laws.

Decreases of the capital stock to absorb losses shall be carried out in a strictly proportional manner among the shareholders, without the need to cancel and exchange the outstanding shares, since such shares have no par value.

In the event of reductions of the capital stock by reimbursement to the Shareholders, the designation of the shares to be canceled shall be made by raffle before a Notary Public or an authorized mercantile official ("corredor titulado"). Resolutions on decreasing the capital by reimbursement to the shareholders shall be published three times in the official gazette of the corporate domicile, with ten days elapsed between each publication.

The capital stock may be decreased by the amortization of shares with distributable profits under the terms of article 136 of the General Law of Corporations. The amortization shall be carried out at the election of the General Extraordinary Shareholders Meeting through: (a) the acquisition of corresponding shares in a public offer made at the Stock Exchange, at a price and according to the method determined by the Shareholders Meeting, which may delegate such powers to the Board of Directors; or (b) in a proportional manner among the shareholders having the effect that, after the amortization is made, the shareholders will keep the same percentages of the capital stock they held before. Amortized shares shall be canceled and the capital stock shall be reduced according to the provisions of this Article.

The reduction of the capital stock effected by release granted to the shareholders for payments not made with respect to shares subscribed for but not fully paid must be published three times in the official gazette of the federal entity in which the Corporation has its domicile with 10 days elapsed between each publication.

In the event of a reduction of capital stock resulting from the desire of a shareholder owning shares of capital stock representing the variable portion of the capital stock, to exercise either totally or partially its right to withdraw its contribution represented by the shares of capital stock such shareholder holds, the reduction of capital shall be made in strict accordance to the provisions of articles 220 and 221 of the General Law of Corporations, and also by reimbursing the share or shares at the lowest value obtained from:
(i) ninety-five percent of the market trading value obtained from the average weighed price by volume of operations made during the last thirty days of the shares of the Corporation traded before the date when the withdrawal shall become effective, during a period which shall not be greater than six months, and (ii) the accounting value of the shares according to the corresponding balance sheet as of the closing of the immediate preceding fiscal year before the withdrawal shall become effective, as previously approved by the General Ordinary Shareholders Meeting.

In the event that the number of days in which the shares have been traded during the period set forth in the preceding paragraph is less than thirty days, such number of days shall be considered the days in which the shares were effectively traded. In the event that the shares had not been traded during such period, it shall be considered the accounting value of the shares of capital stock.

In any event, the Corporation shall be notified of the partial or total withdrawal of contributions of one shareholder in a certified true manner and the payment of the reimbursement shall be enforceable against the Corporation as of the day following the date of the General Ordinary Shareholders Meeting that approved the Financial Position Statement corresponding to the fiscal year in which the withdrawal shall become effective.

The right to withdraw shall only be exercised in reference to the amount of the variable portion of the capital stock of the Corporation, but in no event may reach the fixed minimum portion of the capital stock not subject to withdrawal. Should there be any withdrawal requests which may have as a consequence a reduction of the capital stock to less than the fixed minimum portion of the capital stock, such requests shall be proportionally satisfied without reducing such fixed minimum portion of the capital stock.

All increases and decreases of the capital stock shall be registered in the Capital Variations Book that the Corporation shall maintain for such purpose.

CLAUSE TENTH: With the prior express authorization of the Mexican Securities and Exchange Commission, the Corporation may authorize but not issue shares for their placement among the public, provided that such shares are kept in custody in an institution for the deposit of securities and the terms and conditions of Article 81 of the Mexican Law of the Securities Market are complied with.

At the Extraordinary Shareholders Meeting in which the authorization, but not issuance of shares is approved, the preemptive right referred to in Article 132 of the General Law of Corporations will be waived. Having a quorum under terms of these by-laws, the adopted resolution shall be effective, even with respect to shareholders that have not attended the meeting and thus the Corporation shall be free to place the shares among the public without the need of making the publication mentioned in such Article 132. Whenever a minority of at least twenty-five per cent (25%) of the capital stock represented by voting shares votes against the issuance of the authorization but not issuance of the shares, such placement shall not take place.

In the call for the extraordinary shareholders meeting to meet to authorize on the placement of such shares for its public offering, the notice shall expressly include that the meeting will be held for the purposes mentioned in
Article 81 of the Mexican Law of the Securities Market, specifically mentioning the provision set forth in Fraction X of such Article.

Any Shareholder that votes against the resolution during the Meeting is entitled to demand from the Corporation the placement of its shares at the same price as are being requested for the shares offered to the public and subject matter of the placement. The Corporation shall be obligated to place, in the first term, the shares belonging to the dissenting shareholders. In such event, such Shareholders shall pay the commissions that may be owed to the placement agents and shall execute the agreements required to achieve such placement.

CLAUSE ELEVENTH: The final share certificates shall be issued within a term not greater than one-hundred-eighty calendar days, counted from the date on which their placement or exchange was authorized. While definitive certificates are issued, provisional certificates may be issued that shall always be nominative and be exchanged for final certificates at its opportunity. The share certificates and the provisional certificates may cover one or more shares, shall include the requirements established in article 125 of the General Law of Corporations and shall include the text of Clause Fifth of these By-laws. Share certificates shall have attached numbered coupons for the payment of dividends and the autograph signature of any two Directors, or the autograph signature of one such administrator and the other in facsimile form; provided that, in the latter case, the original of the corresponding signatures is deposited at the Public Registry of Commerce of the Federal District.

In the event of placement of shares deposited in an institution for the deposit of securities, or when such institution directly receives securities from the Corporation resulting from the exercise of patrimonial rights made effective for the account of its depositories, the Corporation may, with prior approval of the institution for the deposit of securities, deliver multiple certificates or one single certificate covering part or all the shares subject which constitute the placement and the deposit, having to make such institution the necessary entries to determine the rights of the respective depositories.

In such event, the certificates representing such shares shall be issued with a note indicating that such shares are deposited with a certain institution authorized for the deposit of securities, without it being necessary to include in such document the name, address, or the nationality of its owner or owners.

Whenever resolved by the General Extraordinary Shareholders Meeting authorizing a placement of shares subject to a public subscription offer, certificates without coupons may be issued. In this event, the receipts issued by the depository institution shall take the place of such accessory certificates for all legal purposes pursuant to the provisions of the Mexican Law of the Securities Market.

The Corporation shall have the obligation to issue and exchange the necessary certificates in its case, with the corresponding coupons whenever such is requested by the institution for the deposit of securities which provides administration services, and whenever requested to comply with petitions of physical withdrawal of the securities which are in the custody of such institution.

The Corporation shall maintain a Registry of Shares Book as provided for in
Article 128 of the General Law of Corporations, and the Corporation shall only recognize as shareholders those persons registered in such Book, except in the cases mentioned in articles 67 and 74 of the Mexican Law of the Securities Market.

The Corporation may, under the corresponding legal terms, entrust institutions for the deposit of securities with the registry of shares and the performance of the respective registrations in the same. Regarding shares destined to be placed with the investing public through a public offer, it will suffice for their registration to mention such circumstances and specify the institution for the deposit of securities in which certificate or certificates representing them have been deposited, and in such event, the Corporation shall recognize as shareholders also those entities who evidence such ownership with the receipts issued by the corresponding institution for the deposit of securities, supplemented with the corresponding list of holders of shares, formulated by those who appear as depositing parties in such receipts pursuant to article 78 of the Mexican Law of the Securities Market.

                                 CHAPTER THREE
                         GENERAL SHAREHOLDERS MEETING

CLAUSE TWELFTH: The General Meeting is the supreme authority of the Corporation and may resolve and ratify all the acts and operations of the same. Its powers shall not have any limitation other than those established by law.

CLAUSE THIRTEENTH: General and Special Shareholders Meetings shall be held at the corporate domicile of the Corporation, except as prevented by Acts of God or Force Majeure. The General Shareholders Meetings may be either Ordinary and Extraordinary. (a) General Ordinary Shareholders Meetings shall be held (1) Once a year within the first four months following the closing of each fiscal year, in order to (A) discuss matters referred to in Article 181 (one-hundred eighty-one) of the Mexican General Law of Corporations, (B) submit to the shareholders the report mentioned in the general part of Article 172 (one-hundred seventy-two) of such law, corresponding to the immediate preceding fiscal year, of the corporations in which "VITRO", S.A. DE C.V., owns 50% (fifty percent) or more of the shares of capital stock, whenever the total acquisition value had exceeded 20% (twenty percent), of the capital stock and reserves resulted from the last Statement of Financial Position of "VITRO", S.A. DE C.V. and (C) to discuss the amount of the capital stock that may be affected by the acquisition of the Corporation's own shares of capital stock. (2) General Meetings shall be called at any time: (i) to discuss and resolve on the acquisition or transfer of shares whenever the value of such shares, by virtue of one or several simultaneous or consecutive acquisitions or transfers, exceeds 20% (twenty percent) of the stockholders equity disclosed by the last Statement of Financial Position of "VITRO", S.A. DE C.V.; (ii) to transfer shares of other Corporations which main purpose is the fabrication, manufacture, distribution or sale of soda-lime glass, flat glass products and glass tableware product and house ware in general (also known as crystal products), when the transaction implies the loss of direct or indirect control of such subsidiary and (iii) to approve increases or decreases of the capital stock in its variable portion except in the cases set forth in Article Eighth, d) To discuss any matters which do not fall within the authority of the General Extraordinary Shareholders Meeting. (b) General Extraordinary Shareholders Meetings shall be held at any time whenever they are called in order to discuss: (A) the matters mentioned in Article 182 (one-hundred eighty-two) of the Mexican General Law of Corporations, (B) the amortization of the shares issued by "VITRO", S.A. DE C.V., with distributable profits pursuant to Article 136 (one-hundred thirty-six) of the same law, and (C) the cancellation of the registration of the shares of the Corporation before the Securities Section of the Mexican Securities Registry.



Special Meetings shall be those held pursuant to article 195 of the General Law of Corporations and article 14 Bis 3 paragraph III of the Mexican Law of the Securities Market.



CLAUSE FOURTEENTH: Calls for Ordinary, Extraordinary, and Special Meetings shall be made by the Board of Directors through its Chairman, Secretary or Examiner, except for the rights granted by law to shareholders in order to judicially obtain the publication of the call. Shareholders holding voting shares, including limited or restricted shares, representing at least ten percent of the capital stock may request a call for a general shareholders meeting in terms provided in Article 184 of the General Law of Corporations. The call shall be made by publishing a notice in the official gazette of the State of Nuevo Leon or in a newspaper of major circulation in this city of Monterrey, which notice shall be published at least fifteen days prior the date of the Meeting. Calls shall include the day, place, and time of the Meeting to be held. They shall also include the Agenda and shall be signed by the person who calls the Meeting. The requisite of the publication of the call shall not be necessary if at the time of voting all shares are represented. The second call, which shall be made because of the minimum required quorum required for the first call has not been met, should be published in the official gazette of the State or in one other major circulation newspaper in the city at least four days prior the date established for the Meeting.

     From the time the call to hold a Shareholders Meeting is published, the information and related documents concerning each item contained in the Agenda shall be provided to the Shareholders immediately and free of charge.

CLAUSE FIFTEENTH: For each act for which the Shareholders intend to demonstrate their status as Shareholders, a confirmation of their registration in the Registry of Shares Book maintained by the Corporation shall be made, or in its case, the Shareholder shall present the certificate or certificates of the shares the Shareholder holds in order to update the registry or shall demonstrate its ownership of shares under the terms of Mexican Law of the Securities Market. In order to attend and participate in the Shareholders Meetings, registered Shareholders in the Registry of Shares Book of the Corporation shall obtain from the Secretary of the Corporation, the corresponding certificate to attend the Meetings at least forty-eight hours prior to the date of the Meeting. The Shareholders may be represented by Attorneys-in-fact by a proxy which the Corporation shall receive in advance.

CLAUSE SIXTEENTH: Each Shareholder has the right to attend the Shareholders Meeting in which the shares are entitled to vote, either personally or represented by a General or Special Attorney-in-fact; in the latter case, a simple proxy letter executed by the Shareholders and two witnesses shall suffice. Legitimate representatives, tutors, guardians, and executors may attend the Meeting on behalf of their represented parties.

CLAUSE SEVENTEENTH: General Ordinary Shareholders Meetings shall be legally installed by virtue of first call, if the attending Shareholders represent at least 50% (fifty percent) of the total issued and outstanding common shares. In the event of a second call, the Ordinary Meeting shall be legally installed with any number of common shares represented by the attending Shareholders. General Extraordinary Shareholders Meetings shall be legally installed by virtue of first call if the attending Shareholders with the right to vote represent at least three-fourths of the capital stock and by virtue of a second call if the attending shareholders represent at least 50% (fifty percent) of the shares with the right to vote.

In order to modify Clause Sixth of these By-laws regarding the event of cancellation of the registration of its shares before the Securities Section of the Mexican Securities Registry, it is required that the corresponding resolution to modify is approved by a favorable vote of the Shareholders that represent at least 95% (ninety-five percent) of the capital stock and shall require previous approval of the Mexican Securities and Exchange Commission.

CLAUSE EIGHTEENTH: The Meeting shall be presided over by the Chairman of the Board of Directors or by the person whom normally substitutes for him in his absence, and in the absence of both, the Meeting shall be presided over by the shareholder appointed by the attending shareholders. The Secretary of the Meeting shall be that of the Board of Directors, and in his absence, the person appointed by the majority of the attending shareholders. The Chairman shall designate two Tellers from the attending shareholders. Voting shall be by show of hands, unless at least three shareholders request to be nominal. If for any reason the matters listed in the Agenda cannot be dealt with on the date on which the Meeting was called, such Meeting may reconvene on latter dates resolved at such Meeting without need of a new call.

CLAUSE NINETEENTH: At the General Ordinary and Extraordinary Meetings, each common share will be entitled to one vote. Likewise, limited voting shares that are entitled to vote in the corresponding Extraordinary Meeting shall be entitled to one vote. Resolutions shall be valid, in the case of Ordinary Meetings, if adopted by majority vote of the attending Shareholders with the right to vote. At Extraordinary Meetings authorized at first call, resolutions shall only be valid when they are adopted by the shareholders representing at least 50% (fifty percent) of the totality of shares with the right to vote on the matter under consideration. Whenever the Extraordinary Meeting meets by virtue of a second call, its resolutions shall be valid if they are adopted by shareholders that own at least 50% (fifty percent) of the totality of the shares with the right to vote in the matter that is under consideration.

CLAUSE TWENTIETH: The Minutes of the Meetings shall be transcribed in the corresponding Book and signed by the Chairman and the Secretary of the Meeting, as well as by the attending Examiner or Examiners.

CLAUSE TWENTY-FIRST: At special meetings, the same rules established in clauses seventeenth and nineteenth above for general extraordinary meetings shall apply, as modified by the corresponding special category of shares.

                                 CHAPTER FOUR
                MANAGEMENT AND SURVEILLANCE OF THE CORPORATION

CLAUSE TWENTY-SECOND: The Corporation shall be managed and governed by a Board of Directors, with the number of members agreed by the General Ordinary Shareholders Meeting; such may or may not be shareholders. Such meeting will also be entitled to designate, for each proprietary director, an alternate director to substitute for such proprietary directors in their temporary or permanent absences. Such Shareholders Meeting shall establish the compensation that the Directors shall receive, such compensation being distributed in the manner agreed by the Board of Directors. Directors shall be elected by the General Ordinary Shareholders Meeting by a majority of votes and shall remain in their positions one year, which shall be counted as lasting from one General Annual Ordinary Shareholders Meeting to another of the same kind. If for any reason the normal election of the Directors does not take place, those in duty shall continue until those who shall succeed them are elected and take office.



The Board of Directors may appoint the Committees that it deems appropriate for the duly fulfillment of its duties, which Committees shall be composed by three to five members each, including at least the Evaluation and Compensation, Audit, Finance and Planning Committees, and may delegate the powers and authorizations that the Board deems convenient to those Committees it establishes; such Committees shall submit to the Board a report of their activities whenever the Board so requires, or upon the occurrence of acts or facts relevant to the Corporation which such Committees deems so warrant. In addition to the duties set forth by the Mexican Law of the Securities Market and any other applicable laws and rulings, the Audit Committee shall:



(a) Present to the Shareholders Meeting an annual report of its activities. The Board of Directors must present such report to the Shareholders Meeting.



(b) Submit to the Board of Directors its opinion with respect to transactions other than transactions in the ordinary course of business that are intended to be entered into by the Corporation or its subsidiaries and (i) its partners, or (ii) persons whom participate in the administration of the Corporation or its Subsidiaries, or (iii) with those whom such persons maintain patrimonial relationship ("viculos patrimoniales") or, in its case, next of kin or relatives up to a second degree, spouse or concubine or transactions that imply that their net worth be jeopardized pursuant to the terms of article 14 bis 3 paragraph IV subsection d) of the Mexican Law of the Securities Market.



The Examiner or Examiners shall be called to the Board meetings and to all the Committee's meetings in which the Board may have delegated any authority.

CLAUSE TWENTY-THIRD: Shareholders that had been in the minority in the election of the Board and dissent from the majority, shall have the right to appoint a Director, whenever the number of shares that they represent is at least equal to 25% (twenty-five percent) of the capital stock represented by Common Shares. While "VITRO", S.A. DE C.V., maintains its shares registered before the Mexican Stock Exchange, this percentage shall be 10% (ten percent). The shareholders of the minority, in both cases, when electing a Proprietary Director, may also designate an Alternate, and in such case the Alternate elected by the minority shall only substitute a Director elected by the minority in his absences. The number of members of the Board shall be increased during the period of a normal term of such Board with one or two members, as the case may be, to satisfy the request of such minority.

CLAUSE TWENTY-FOURTH: The Board of Directors may determine the dates of meetings, holding at least four meetings on a year, and dealing in one of them, with the medium and long term strategy of the Corporation. Likewise, the Board of Directors will hold a meeting when called either by the Chairman, the Secretary of at least 25% (twenty-five) percent of its members, or by the Examiner or Examiners, if any, at the corporate domicile of the Corporation, or at any other place in the Mexican Republic or abroad, as determined in the written call, which shall be transmitted to its members and the Examiner or Examiners, if any, at least five calendar days prior to the date of the Meeting by electronic mail, facsimile or any other mean. The members of the Board may waive the requirement of the written call, and such shall not be required whenever the totality of its members are present. It shall be deemed as being legally met with the attendance of a half plus one of the number of Directors that constitute it, and shall take its resolutions by simple majority of votes of the attending Directors. While "VITRO", S.A. de C.V. has its shares registered before the Mexican Stock Exchange, 75% (seventy five percent) of the votes of all the attending Directors shall be required, in order to determine the manner in which the votes corresponding to the shares owned by "VITRO", S.A. de C.V., at Ordinary and Extraordinary Shareholders Meetings of the Companies Controlled by "VITRO", S.A. DE C.V. shall be cast. For all the Board Meetings, Minutes shall be taken to evidence the resolutions approved, such Minutes to be executed by the Chairman, Secretary and Examiner or Examiners that attends. Resolutions taken outside of a Board Meeting, by unanimous consent of its members, shall have the same validity for all legal effects as if they were adopted in a Board Meeting, if they are confirmed in writing.

CLAUSE TWENTY-FIFTH: The Board of Directors, on its first meeting shall designate among its members a Chairman that shall also be of the Corporation. The Chairman shall preside the Shareholders Meetings and the Board Meetings; shall represent the Corporation before any kind of authorities, decentralized agencies, estate companies, corporations and individuals, shall have casting vote in case of a tie; shall survey, in general the cooperation of the Corporation provided for the exact compliance with these By-laws and the Regulations agreements and resolutions of the Shareholders Meeting and the Board of Directors. The Chairman shall be the executor of the resolutions of the Board, without prejudice of the powers that the Board may confer to its appointed Special Delegates. Absences of the Chairman shall be filled out by a Director designed by the Board.

The Minutes taken at any Board of Directors Meeting shall be authorized by the persons who had acted as Chairman and Secretary of the corresponding Meeting and shall be registered in a specific book authorized for such purposes.

CLAUSE TWENTY-SIXTH: The Board shall appoint a Secretary, who may or may not be a Director.


CLAUSE TWENTY-SEVENTH: The appointments of the Chairman and Secretary shall be revocable at any time by Board resolution.

CLAUSE TWENTY-EIGHTH: According to article 152 of the General Law of Corporations, the Directors are not obligated to guarantee the responsibilities they may incur in the performance of their duties.

ARTICLE TWENTY-NINTH: The Board of Directors shall have the following authority: (a) to manage the Corporation's property and business, with the most ample power of attorney for administration, pursuant to the second paragraph of Article 2554 (two-thousand five-hundred fifty-four) of the Federal Civil Code and the correlative second paragraph of Article 2448 (two-thousand four-hundred forty-eight), of the Civil Code of the State of Nuevo Leon. (b) to exercise Acts of Domain regarding real estate or personal property of the Corporation, as well as its real and personal rights, under the terms of the third paragraph of Article 2554 (two-thousand five-hundred fifty-four) of the Federal Civil Code and the correlative third paragraph of
Article 2448 (two-thousand four-hundred forty-eight) of the Civil Code of the State of Nuevo Leon. (c) to represent the Corporation before any kind of Authorities, Mexican or Foreign, Administrative or Judicial, on the Municipality, State or Federal levels, as well as before Labor Authorities or any other Authorities, or before arbiters or arbitrators, with the utmost power, including the powers that require special clause according to Law, under terms of first paragraph of Article 2554 (two-thousand five -hundred fifty-four) of the Federal Civil Code and the corresponding first paragraph of
Article 2448 (two-thousand four-hundred forty-eight), of the Civil Code for the State of Nuevo Leon, and in criminal order to file complaints, submit criminal accusations and assist the General Attorney ("Ministerio Publico"); and demand injury redress. (d) to accept, certify, grant, draw, issue, endorse, guarantee "por aval" or by any other concept, subscribe negotiable instruments. (e) under terms of these By-Laws, contribute real property of the Corporation to other companies, and subscribe Shares or take participations or portions of interest in other companies. (f) to appoint the Chief Executive Officer or General Manager and any Assistant Managers that may be necessary, granting them the powers deemed convenient, and to revoke their appointments.
(g) to grant General and Special Powers of Attorney, conferring to the attorneys in fact the authority deemed necessary within such Special Powers of Attorney established in its favor and to revoke such powers of attorney. (h) to contract with specialized technicians or with other companies, in order for those technicians or companies to render services, either as consultants, or conferring upon them some of the administrative responsibilities. (i) to execute the resolutions of the Shareholders' Meetings and in general carry out the acts and operations necessary or deemed convenient for the corporate purposes of the Corporation, except for those expressly reserved by Law and by these By-Laws to the Shareholders Meeting. Likewise, it is an exclusive right of the Board of Directors to:

(1) Approve the operations falling outside the ordinary course of business which are intended to be entered into by the Corporation or its subsidiaries and: (a) its or their partners; and (b) persons who are a part of the management of the Corporation or with whom such persons maintain a patrimonial relationship ("vinculo patrimonial") or in the case, next of kin or relatives up to each second degree, spouse or concubine, considering any opinion rendered by the Audit Committee in respect thereto.

(2) Approve the acquisition or sale of 10% or more of the Company's assets.
(3) Approve the acquisition or sale of 10% or more of the Company's consolidated assets.
(4) Approve the grant of guarantees for an amount exceeding 30% of the value of the Company's consolidated assets.
(5) Approve transactions other than those set forth hereinabove, involving more than 1% of the Company's consolidated assets.



Every director shall inform the Audit Committee and the Board of Directors of those transactions such director intends to enter into with the Corporation and its subsidiaries other than in the ordinary course of business.



The members of the Board of Directors shall be responsible for the resolutions adopted in connection with the matters set forth in the preceding subsections, except as set forth in Article 159 of the General Law of Corporations.



ARTICLE THIRTIETH: The Chief Executive Officer or general manager and those directors or managers directly reporting to him shall be appointed by the Board of Directors, shall execute its resolutions, shall sign documents on behalf of the Corporation and shall have the following authority and duties:



(a) To organize, manage and direct the personnel, the assets and businesses of the Corporation according to the instructions of the Board of Directors and to collect and make payments. (b) To enter into agreements; execute the negotiable instruments that shall be issued, accepted or guaranteed ("por aval") and all documentation related to their duties and to execute all required acts in the ordinary course of business. (c) To take charge of the establishment and the organization of the offices of the Corporation, to appoint and remove from office its employees and to observe their behavior while having them under their orders. (d) To address and sign the mail of the Corporation and corresponding documents. (e) To grant general and special powers of attorney and to revoke the same, granting such authority they deem convenient. (f) To represent the Corporation before Federal and State Administrative and Judicial authorities, with the same authority specified for the Board of Directors in Article Twenty-Ninth. (g) In the event that they may be considered as related parties pursuant to the terms of the law, inform the Audit Committee and the Board of

Directors of those transactions they intend to enter into with the Corporation and its Subsidiaries other than in the ordinary course of business. The Board of Directors may broaden or restrict the authority granted to the Chief Executive Officer or senior manager or general managers. Should a Chief Executive Officer or senior manager or general managers be appointed in addition to the existing directors or managers, the Board of Directors shall distribute among them the administration of the Corporation and shall coordinate their activities to manage corporate matters.



CLAUSE THIRTY-FIRST: According to the legal provision mentioned in clause twenty-eighth of these By-laws, the Chief Executive Officer or Senior Manager and Assistant Manager are not obligated to guarantee the obligations they may incur in the performance of their duties.

CLAUSE THIRTY-SECOND: Corporate oversight will be managed by a Proprietary Examiner and its Alternate, who shall be of Mexican nationality, shall be appointed by the General Ordinary Meeting, shall last in their offices for one year, and will be compensated with an amount established at the General Ordinary Meeting. The minority Shareholders that dissent from the majority shareholders with respect to the appointment of the Examiner will be entitled to appoint an Examiner of Mexican nationality, so long they hold 25% (twenty-five percent) of the capital stock of Common Shares. As long as "VITRO", S.A. de C.V. has its shares registered on the Mexican Stock Exchange, such percentage shall be 10% (ten percent). In the event the minority Shareholders make such appointment, corporate oversight shall be managed by two Proprietary Examiners with the same compensation as each other. Whenever a Proprietary Examiner is appointed by the minority Shareholders, an Alternate Examiner shall also be appointed, and in such event whenever the Proprietary Examiner elected by the General Ordinary Meeting is not present, he shall be substituted by its Alternate Examiner and the Alternate Examiner appointed by the minority Shareholders will substitute for the Proprietary Examiner appointed by the minority Shareholders.

CLAUSE THIRTY-THIRD: According to the legal provision mentioned in clause Twenty-Eighth of these By-laws, the Examiners are not be obligated to guarantee the obligations they may incur in the performance of their duties.

                                 CHAPTER FIFTH
      FISCAL YEARS, FINANCIAL STATEMENTS AND PROFIT AND LOSS DISTRIBUTION

CLAUSE THIRTY-FOURTH: The fiscal year shall last one calendar year, running from January 1st through December 31st of each year.

CLAUSE THIRTY-FIFTH: The annual net profits obtained shall be distributed in the following manner: (a) 5% (five percent) of the net profits shall be set aside to form the Legal Reserve Fund, until such reserve equals at least 20% (twenty percent) of the capital stock. (b) The remainder may be distributed as agreed by the Shareholders to create a

Repurchase Share Reserve and other Reserve Funds. (c) The remainder shall be distributed among the Shareholders holding Common Shares, in proportion to the number of their Shares, corresponding to each Share an equal sum.

CLAUSE THIRTY-SIXTH: The incorporators are not entitled to a special share in the profits of the Corporation.

CLAUSE THIRTY-SEVENTH: In the event of losses, such losses shall be distributed among the Shareholders in proportion to the number of their shares, since the obligation of the Shareholders is limited to their capital contributions.

                                 CHAPTER SIXTH
                DISSOLUTION AND LIQUIDATION OF THE CORPORATION

CLAUSE THIRTY-EIGHTH: The Corporation shall be dissolved in advance pursuant to sections (II) second, (III) third, (IV) fourth, and (V) fifth of Article 229 (two-hundred twenty-nine) of the General Law of Corporations.

CLAUSE THIRTY-NINTH: Once the Corporation is dissolved, the General Shareholders Meeting, by a majority of votes, shall appoint one or several Liquidators. Liquidators shall be of Mexican nationality. If several liquidators are appointed, their resolutions shall be adopted by majority of votes. The General Shareholders Meeting will establish the time within which the Liquidators should finish their work and will establish their compensation.


CLAUSE FORTIETH: The Liquidators shall carry out the liquidation of the Corporation under the following basis: (a) They will conclude pending businesses in the most convenient manner. (b) They will prepare the Balance Sheet, collect payments and pay debts, and will sell the Corporation's assets if necessary for such purpose. (c) The liquid assets produced by the liquidation shall be distributed among the Shareholders, either in kind, by selling them and distributing the proceeds, or by performing any other transaction approved by at least 50% of the shares at the General Shareholders Meeting. In any event, the distribution of the liquid assets shall be made among the holders of Common Shares, with an equal part of such distribution going to each share.

CLAUSE FORTY-FIRST: During the liquidation, the General Shareholders Meeting will have the necessary powers to determine the rules the Liquidators shall follow, in addition to any legal provisions and the provisions established in these By-laws. During the liquidation, the Shareholders Meeting shall be called by any of the Liquidators or by the Examiner, since the Examiner shall perform the same duties that he usually performs during the Corporation's existence.

CLAUSE FORTY-SECOND: For any matter not expressly provided for in these by-laws, the provisions of the General Law of Corporations and the Securities Law shall govern. For the interpretation and fulfillment of these By-laws, the Shareholders submit, through the subscription, acquisition or holding of the shares representing the capital stock, to the jurisdiction of the competent courts of the City of Monterrey, Nuevo Leon, Mexico, waiving thereby any claim to any jurisdiction that may belong to them by reason of their present or future domicile.

****************THIS IS A TRANSLATION FROM THE ORIGINAL DOCUMENT IN SPANISH, DRAFTED ONLY FOR CLARIFYING PURPOSES**************